NOT V ALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORA TED UNDER THE LA WS OF THE ST ATE OF NEV ADA

PRIME GLOBAL CAPITAL GROUP INCORPORATED

CUSIP NO. 74164U 10 0

AUTHORIZED COMMON STOCK: 1,000,000,000 SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of **Prime Global Capital Group Incorporated** Common Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CFO

PRIME GLOBAL CAPITAL GROUP INCORPORATED
CORPORATE
Seal
NEVADA
★★★★★

CEO

Countersigned & Registered: Globex Transfer, LLC
(386) 206-1133

By____________________
Authorized Signature